Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele
VP — Corporate Affairs
704-557-4551

Investor Contact:	James E. Harris
Senior VP — CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 6, 2009	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports
Second Quarter 2009 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $12.2 million, or basic net income per share of $1.33, in the second quarter of 2009 compared to $15.2 million, or basic net income per share of $1.66, in the second quarter of 2008. The results for the second quarter of 2009 included mark-to-market after tax income of $2.7 million ($4.4 million on a pre-tax basis), or basic net income per share of $.29, from the Company’s fuel and aluminum hedging programs. The results for the second quarter of 2008 included mark-to-market after tax income of $.9 million ($1.5 million on a pre-tax basis), or basic net income per share of $.10, from the Company’s fuel hedging program. For the first six months of 2009, the Company earned $20.7 million, or basic net income per share of $2.26, compared to net income of $10.8 million, or basic net income per share of $1.18, for the first six months of 2008. The results for the first six months of 2009 included mark-to-market after tax income of $4.3 million ($6.5 million on a pre-tax basis), or basic net income per share of $.46, from the Company’s hedging programs. The results for the first six months of 2008 included mark-to-market after tax income of $1.0 million ($1.8 million on a pre-tax basis), or basic net income per share of $.11, from the Company’s fuel hedging program.
J. Frank Harrison, III, Chairman and CEO, said, “In light of the extremely difficult recessionary environment throughout our franchise selling territories, we executed well and are satisfied with our second quarter results. Our team has implemented several new price / package and brand building initiatives and continues to focus intently on operational efficiencies and cost management strategies. Coca-Cola Consolidated is working closely with The Coca-Cola Company on many initiatives in the marketplace targeted at growing our great brands and operating an efficient and effective distribution network. We believe many of these initiatives will create great opportunities for successful long-term growth.”

William B. Elmore, President and COO, added, “While the nonalcoholic beverage industry is suffering with the rest of our economy, we believe our market initiatives and intense cost management focus during these difficult times will position us for success when the recessionary environment reverses and our markets begin to rebound.”
Mr. Harrison concluded by saying, “We have many challenges as we look ahead to the second half of 2009 and into 2010, but we have taken the opportunity during the tough times of the past year to position ourselves for future long-term success. We appreciate the commitment and partnership of our employees, our customers and The Coca-Cola Company in these efforts and look forward to realizing the long-term benefits of our work during this time.”
Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our belief that our focus on operational efficiencies, cost management strategies and market initiatives with The Coca-Cola Company will create opportunities for successful long-term growth, will position us for success when the recessionary environment reverses and our markets begin to rebound and will position us to realize the long-term benefits of our work during this time.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; the impact of recent volatility in the financial markets to access the credit markets; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2008 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS
In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2009	2008	2009	2008
Net sales	$377,749	$396,003	$714,010	$733,677

Cost of sales	217,622	224,123	406,754	421,879

Gross margin	160,127	171,880	307,256	311,798
Selling, delivery and administrative expenses	129,449	135,673	255,437	271,916

Income from operations	30,678	36,207	51,819	39,882

Interest expense	9,935	9,949	19,193	20,383

Income before income taxes	20,743	26,258	32,626	19,499
Income taxes	7,825	9,743	10,885	7,658

Net income	12,918	16,515	21,741	11,841
Less: Net income attributable to the noncontrolling interest	731	1,360	1,023	1,021

Net income attributable to Coca-Cola Bottling Co. Consolidated	$12,187	$15,155	$20,718	$10,820

Basic net income per share:
Common Stock	$1.33	$1.66	$2.26	$1.18

Weighted average number of Common Stock shares outstanding	7,141	6,644	6,999	6,644

Class B Common Stock	$1.33	$1.66	$2.26	$1.18

Weighted average number of Class B Common Stock shares outstanding	2,022	2,500	2,164	2,500

Diluted net income per share:
Common Stock	$1.32	$1.65	$2.25	$1.18

Weighted average number of Common Stock shares outstanding — assuming dilution	9,203	9,164	9,189	9,157

Class B Common Stock	$1.32	$1.65	$2.25	$1.18

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,062	2,520	2,190	2,513